Exhibit 5.2

800 capitol street Suite 2200 Houston, Tx 77002 +1.713.354.4900

September 5, 2025

Plum III Merger Corp.

2021 Fillmore St., #2089

San Francisco, California 94115

Plum III Merger Corp.

Registration Statement on Form F-4

Ladies and Gentlemen:

We have acted as special United States counsel to Plum III Merger Corp., a corporation formed under the Laws of the Province of British Columbia (the “Company”), in connection with the preparation and filing of the Registration Statement (as defined below) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to, among other things, the Business Combination (as defined below) contemplated by that certain Business Combination Agreement (as such agreement may be amended and modified from time to time, the “Business Combination Agreement”) dated as of August 22, 2024, by and among the Company, Plum Acquisition Corp. III, an exempt company formed under the laws of the Cayman Islands (“Plum”), Plum III Amalco Corp., a corporation formed under the Laws of the Province of British Columbia (“Amalco”), and Tactical Resources Corp., a corporation formed under the Laws of the Province of British Columbia (“TRC”).

Pursuant to the Business Combination Agreement, (i) Plum shall transfer by way of continuation from the Cayman Islands to the Province of British Columbia and continue as a corporation under the Laws of the Province of British Columbia (the “Domestication”), (ii) following the Domestication, Plum shall amalgamate with the Company (the “Plum Amalgamation”) to form one corporate entity and the Company will survive the Plum Amalgamation, and (iii) immediately following the Plum Amalgamation, TRC and Amalco shall amalgamate (the “TRC Amalgamation”) to form one corporate entity and TRC will survive the TRC Amalgamation (with all such transactions, the “Business Combination”).

Pursuant to the Plum Amalgamation and on the date on which the closing of the Business Combination will occur (the “Closing”): (a) each Plum Unit (each comprised of one Plum Class A ordinary share, par value $0.0001 per share (a “Plum Class A Share”) and one-third of one warrant to purchase a Plum Class Share (a “Plum Warrant”)) shall be automatically divided, and the holder thereof shall be deemed to hold one Plum Class A Share and one-third of one Plum Warrant in accordance with the terms of the applicable Plum Unit; (b) each Plum Class A Share and Plum Class B ordinary share, par value $0.0001 per share (a “Plum Class B Share”), will be exchanged on a one-for-one basis, for a common share in the authorized share capital of the Company (a “Company Common Share”); and (c) each Plum Warrant shall automatically be converted into a warrant (each, an “Assumed Plum Warrant”) to purchase a number of Company Common Shares determined in accordance with the terms of such Plum Warrant.

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

AOSHEARMAN.COM

Allen Overy Shearman Sterling US LLP is a limited liability partnership organized under the laws of the State of Delaware. Allen Overy Shearman Sterling US LLP is affiliated with Allen Overy Shearman Sterling LLP, a limited liability partnership registered in England and Wales with registered number OC306763 and with its registered office at One Bishops Square, London E1 6AD. It is authorized and regulated by the Solicitors Regulation Authority of England and Wales (SRA number 401323). The term partner is used to refer to a member of Allen Overy Shearman Sterling LLP or an employee or consultant with equivalent standing and qualifications. A list of the members of Allen Overy Shearman Sterling LLP and of the non-members who are designated as partners is open to inspection at its registered office at One Bishops Square, London E1 6AD.

In that connection, we have reviewed originals or copies of the following:

(a)	The registration statement on Form F-4 (File No. 333-282862), containing the Company’s definitive proxy statement/prospectus, originally filed on October 29, 2024, with the Commission under the Securities Act, as amended by Amendment No. 1, by Amendment No. 2, by Amendment No. 3, by Amendment No. 4 and by Amendment No. 5. thereto (such registration statement, as amended, being hereinafter referred to as the “Registration Statement”);

(b)	The Warrant Agreement, dated as of July 27, 2021, by and between Plum and Continental Stock Transfer & Trust Company, a New York corporation (“CST”), as warrant agent (the “Warrant Agreement”);

(c)	The specimen warrant certificate evidencing the Plum Warrants; and

(d)	Originals or copies of such other records of the Company, certificates of public officials and officers of the Company and agreements and other documents as we have deemed necessary as a basis for the opinions expressed below.

As used herein, the term “Opinion Documents” means the Warrant Agreement and the specimen warrant certificate evidencing the Plum Warrants.

In our review of the Opinion Documents and other documents, we have assumed:

(a)	The genuineness of all signatures.

(b)	The authenticity of the originals of the documents submitted to us.

(c)	The conformity to authentic originals of any documents submitted to us as copies.

(d)	That each of the Opinion Documents is the legal, valid and binding obligation of each party thereto, other than the Company, enforceable against each such party in accordance with its terms.

(e)	That:

(i)	The Company is an entity duly organized and validly existing under the laws of the jurisdiction of its organization.

(ii)	The Company has power and authority (corporate or otherwise) to execute, deliver and perform, and has duly authorized, executed and delivered (except to the extent Generally Applicable Law (as defined below) is applicable to such execution and delivery), the Opinion Documents to which it is a party.

(iii)	The execution, delivery and performance by the Company of the Opinion Documents to which it is a party do not and will not:

(A)	contravene its certificate or articles of incorporation, by-laws or other organizational documents; or

(B)	except with respect to Generally Applicable Law, violate any law, rule or regulation applicable to it; or

(C)	result in any conflict with or breach of any agreement or document binding on it

(f)	That, except with respect to Generally Applicable Law, no authorization, approval, consent or other action by, and no notice to or filing with, any governmental authority or regulatory body or any other third party is required for the due execution, delivery or performance by the Company of any Opinion Document to which it is a party or, if any such authorization, approval, consent, action, notice or filing is required, it has been duly obtained, taken, given or made and is in full force and effect.

We have not independently established the validity of the foregoing assumptions.

“Generally Applicable Law” means the federal law of the United States of America, and the law of the State of New York (including in each case the rules or regulations promulgated thereunder or pursuant thereto), that a New York lawyer exercising customary professional diligence would reasonably be expected to recognize as being applicable to the Company, the Opinion Documents or the transactions governed by the Opinion Documents. Without limiting the generality of the foregoing definition of Generally Applicable Law, the term “Generally Applicable Law” does not include any law, rule or regulation that is applicable to the Company, the Opinion Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Opinion Documents or any of its affiliates due to the specific assets or business of such party or such affiliate.

Based upon the foregoing and upon such other investigation as we have deemed necessary and subject to the qualifications set forth below, we are of the opinion that (a) when the Registration Statement has become effective under the Securities Act, (b) when the shareholders of Plum have approved, among other things, the Business Combination Agreement and the transactions contemplated thereby and related documentation, and (c) upon the Closing of the Business Combination and performance by all parties of their obligations under the Business Combination Agreement, when issued and delivered upon the terms and conditions set forth in the Registration Statement, the Business Combination Agreement and the Warrant Agreement, the Assumed Plum Warrants will be the valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

Our opinions expressed above are subject to the following qualifications:

(a)	Our opinions are subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally (including without limitation all laws relating to fraudulent transfers) and possible judicial action giving effect to governmental actions or foreign laws affecting warrant holders’ rights.

(b)	Our opinions are also subject to the effect of general principles of equity, including without limitation concepts of materiality, reasonableness, good faith and fair dealing (regardless of whether considered in a proceeding in equity or at law).

(c)	Our opinions are limited to Generally Applicable Law, and we do not express any opinion herein concerning any other law.

This opinion letter is rendered to you in connection with the preparation and filing of the Registration Statement. This opinion letter may not be relied upon by you for any other purpose without our prior written consent.

This opinion letter speaks only as of the date hereof. We expressly disclaim any responsibility to advise you of any development or circumstance of any kind, including any change of law or fact, that may occur after the date of this opinion letter and which might affect the opinions expressed herein.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters.” In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Allen Overy Shearman Sterling US LLP

TL/jm/jh

BN

3